Exhibit 99.1

15 West 6th Street, Suite, 1800 • Tulsa, Oklahoma 74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOLDINGS, INC. ANNOUNCES THIRD-QUARTER 2012 FINANCIAL AND OPERATING RESULTS

TULSA, OK — November 9, 2012 — Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced third-quarter 2012 financial and operating results.

Third-Quarter 2012 Highlights

•                  De-risked a total of approximately 70,000 and 60,000 net acres, to date, of our Permian-Garden City area for horizontal development of the Cline and Upper Wolfcamp formations, respectively

•                  Produced 30,835 barrels of oil equivalent (“BOE”) per day; up 27% year-over-year

•                  Increased crude oil production 32% year-over-year

•                  Increased total revenues to $144.7 million; up 9% year-over-year

•                  Increased adjusted EBITDA to $110.8 million; up 11% year-over-year

For the third quarter of 2012, Laredo reported a net loss of $7.4 million (a loss of $0.06 per diluted share) and adjusted net income of $12.6 million (income of $0.10 per diluted share). Adjusted net income excludes approximately $31.2 million of pre-tax unrealized loss on derivative instruments. Adjusted EBITDA for the third quarter of 2012 was $110.8 million, an increase of 11% from the prior-year period. (See “Supplemental Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)” below for a reconciliation of net income to adjusted net income and adjusted EBITDA).

“Through our disciplined and science-backed approach, we have made substantial progress in de-risking a portion of our Permian Basin acreage, converting potential resources to higher-value reserves and confirming Laredo’s potential for multi-zone horizontal development,” said Randy A. Foutch, Laredo’s Chairman and Chief Executive Officer. “We are now preparing to move forward with horizontal development of the Cline and Upper Wolfcamp formations on nearly half of the acreage within our core Garden City area, and are aggressively confirming the horizontal development potential of these formations on the remaining acreage. We believe horizontal development of just this de-risked acreage, coupled with our existing vertical development program, has identified recoverable resources that are greater than three times our existing proven booked reserves. In addition, early production results from our initial horizontal wells in the Middle Wolfcamp and Lower Wolfcamp zones are supporting our expectation for multi-zone horizontal development across much of our entire acreage position and may substantially increase our recoverable resource estimate. We are working diligently to further define this resource potential and accelerate its conversion to reserves.”

Production

For the third quarter of 2012, average daily production was 30,835 BOE per day, totaling approximately 2.8 million barrels of oil equivalent (“MMBOE”) for the quarter, an increase of approximately 27% compared to the same period in 2011. As a result of the Company’s focus and activity on its oil-rich Permian Basin acreage, oil production grew approximately 32% from the prior-year quarter and represented approximately 42% of total production.

Third-quarter 2012 volumes were constrained by approximately 2,000 to 2,500 BOE per day net in Laredo’s Permian area due to third-party gas pipeline curtailments in this Permian area. The curtailments were caused by high line pressures on downstream third-party pipelines, and these curtailments were resolved in the fourth quarter by Laredo through connections of the Company’s gas gathering system to additional downstream pipelines.

For the third quarter of 2012, approximately 67% of production was generated in the Permian Basin, 25% in the Anadarko Granite Wash, and 8% in other areas.

Revenues and Costs

Laredo generated total revenues of $144.7 million during the third quarter of 2012, an increase of $12.2 million, or 9%, versus the comparable quarter of 2011. The dollar effect of higher production volumes of $37.3 million was offset in part by lower realized natural gas prices of $25.5 million. Laredo reports on a two-stream basis, realizing the value of the natural gas liquids in the natural gas stream. Before the effect of derivative instruments, the Company’s realized average sales prices were $86.41 per barrel of oil and $4.12 per thousand cubic feet (“Mcf”) of natural gas for the third quarter of 2012. Compared to the third quarter of 2011, realized oil prices remained flat while realized natural gas prices were down approximately 39%. Including the effects of realized commodity derivative instruments, the Company realized average hedged sales prices of $86.58 per barrel of oil and $4.82 per Mcf of natural gas. Laredo’s realized gains on commodity hedges totaled approximately $7.1 million during the quarter ended September 30, 2012.

Lease operating, production tax and general and administrative (excluding stock-based compensation) expenses for the third quarter of 2012 totaled $40.1 million, or $14.14 per BOE, a per unit decrease of approximately 6% from the third-quarter 2011 rate of $15.04 per BOE. Depreciation, depletion and amortization (“DD&A”) expenses for the third quarter of 2012 totaled $63.9 million compared with $39.1 million in the prior-year quarter. Unit DD&A expense for the 2012 quarter was $22.53 per BOE. The Company’s higher total expenses primarily reflect expenses associated with the 27% increase in production from the prior-year quarter and higher staffing levels to support the Company’s ongoing growth.

Operations

Laredo drilled 39 gross (34 net) wells during the third quarter of 2012. Additionally, the Company completed 48 wells with a 100% success rate. Activities were concentrated on the Company’s leasehold position in the Permian Basin.

Permian Basin

In the Permian Basin, Laredo’s primary production fairway (Permian-Garden City) is centered on the eastern side of the basin approximately 35 miles east of Midland, Texas and extends approximately 20 miles wide (east/west) and 80 miles long (north/south) in Howard, Glasscock, Reagan and Sterling Counties. The Permian-Garden City acreage represented approximately 73% of the Company’s approximate 196,000 net acres in the Permian Basin at September 30, 2012.

During the third quarter of 2012, the Company operated an average of 10 rigs that drilled 28 vertical Wolfberry and eight horizontal wells totaling 36 gross (33.0 net) wells and completed 33 vertical Wolfberry and 11 horizontal wells, totaling 44 gross (41.6 net) wells. The Company’s horizontal drilling activities continued to focus on de-risking the four initially identified target zones in the Permian-Garden City area — Upper Wolfcamp, Middle Wolfcamp, Lower Wolfcamp and Cline.

3Q 2012 — Permian Horizontal Activity

(Gross Wells)

Formation/Zone	Drilled	Completed
Upper Wolfcamp	5	6
Middle Wolfcamp	—	1
Lower Wolfcamp	1	1
Cline	2	3
	8	11

During 2012, Laredo has begun drilling horizontal wells with longer lateral lengths and increased stages of fracture stimulation. Laredo’s horizontal activity through the nine months ended September 30, 2012, has resulted in 24 new wells being brought on production, which have now achieved at least 30 days of production history.

2012 Horizontal Drilling Results

Through September 30, 2012

(Gross Wells)

		Avg. 30-Day IP/Stage
Formation/Zone	# of Wells	(BOE/D)
Upper Wolfcamp	11	30
Middle Wolfcamp	1	36
Lower Wolfcamp	1	28
Cline	11	30

The Company is continuing to work to further de-risk and optimize the multi-zone development of its entire Permian Basin acreage position.

Anadarko Granite Wash

Laredo had three horizontal rigs drilling on its Anadarko Granite Wash acreage during the third quarter of 2012. The Company drilled three horizontal wells on its Anadarko Basin acreage during the quarter with a 100% success rate. The results of the wells completed in the Granite Wash continue to meet Company expectations.

Liquidity and Capitalization

At September 30, 2012, Laredo’s total debt balance was approximately $1.1 billion, consisting of $551.8 million 9-½% senior unsecured notes due 2019 (including the unamortized note premium of $1.8 million), $500.0 million 7-3/8% senior unsecured notes due 2022 and $50.0 million outstanding on the Company’s $2.0 billion senior secured credit facility. At September 30, 2012, the Company’s senior secured credit facility had a borrowing base of $785.0 million and the Company had approximately $29.1 million in cash and cash equivalents, bringing total liquidity to approximately $764.1 million. Effective November 7, 2012 the Company’s senior secured credit facility was amended to increase the borrowing base from $785.0 million to $825.0 million. The Company borrowed $50.0 million on the senior secured credit facility on October 12, 2012 and will borrow an additional $35.0 million on our senior secured credit facility during the week of November 12, 2012.

Capital

During the third quarter of 2012, Laredo invested approximately $251.0 million in total capital expenditures, including $20.5 million related to acquisitions of oil and gas properties. Drilling expenditures totaled approximately $212.5 million during the 2012 third quarter, of which approximately 89% were in the Permian Basin. We continue to add targeted acreage in and around our core areas, and had a total of approximately 425,000 net acres at quarter-end.

Guidance and Hedging

The Company confirmed its previous production guidance for the full year of 2012 of more than 11.2 MMBOE. The amounts provided below reflect the Company’s updated guidance for the remaining three months of 2012.

Price Realizations (pre-hedge, two-stream basis, % of NYMEX):
Crude oil	90% – 94%
Natural gas, including natural gas liquids	140% – 150%
Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$5.50 – $6.00
Production taxes (% of oil and gas revenue)	7.5%
General and administrative expenses ($/BOE)	$5.75 – $6.25
Depreciation, depletion and amortization ($/BOE)	$22.00 – $23.00

During the third quarter of 2012, the Company entered into additional commodity derivative instruments applicable for 2013, 2014 and 2015 to hedge a portion of its estimated future production. For more information on the Company’s commodity contracts, please refer to Note F to the unaudited consolidated financial statements included in the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2012.

Conference Call

Laredo has scheduled a conference call to discuss its third-quarter 2012 financial and operating results and management’s outlook for the future on Friday, November 9, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Participants may access the webcast, titled “Q3 2012 Laredo Petroleum Holdings, Inc. Earnings Conference Call,” from the Company’s website, www.laredopetro.com, under the tab “Investor Relations.” The conference call may also be accessed by dialing (866) 543-6403, using conference code 42296799. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (617) 213-8896, using conference code 42296799. A telephonic replay will be available approximately two hours after the call on Friday, November 9, 2012 through Friday, November 16, 2012. Participants may access this replay by dialing (888) 286-8010, using conference code 48502783.

About Laredo

Laredo Petroleum Holdings, Inc.  is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

For additional information about Laredo, please visit our website at www.laredopetro.com.

Forward-Looking Statements

This press release (and oral statements made regarding the subject of this release, including the conference call referenced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, potential, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the Company’s ability to accurately and successfully reduce the risks and uncertainty associated with (“de-risk”) its acreage; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there-under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; transportation restrictions; climatic conditions; availability and cost of materials, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments, including with respect to hydraulic fracturing of the Company’s oil and gas wells; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to the exploration, development, production and sale of oil and natural gas. Also in this press release, the Company uses the term “resources” that the SEC guidelines prohibit from being included in filings with the SEC. Resources are the Company’s internal estimates of hydrocarbon quantities estimated to be potentially discovered or recoverable but are not classified as reserves. Resources are subject to substantially greater risk of actually being realized by the Company than reserves and may change and differ substantially. Factors affecting ultimate recovery include the factors referenced above as well as the timing for realization prior to lease expirations. These risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and September 30, 2012 and those set forth from time to time in other filings with the SEC, including our prospectus filed on October 12, 2012. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statement.

#  #  #

Contacts:

Rick Buterbaugh: (918) 858-5151 — RButerbaugh@laredopetro.com

Branden Kennedy: (918) 858-5015 — BKennedy@laredopetro.com

12-22

Laredo Petroleum Holdings, Inc.

Condensed consolidated balance sheets

(in thousands)	September 30, 2012	December 31, 2011

Assets:
Current assets	$128,141	$122,938
Net property and equipment	1,949,801	1,378,509
Other noncurrent assets	96,739	126,205
Total assets	$2,174,681	$1,627,652

Liabilities and stockholders’ equity:
Current liabilities	$232,385	$214,361
Long-term debt	1,101,812	636,961
Other noncurrent liabilities	23,043	16,317
Stockholders’ equity	817,441	760,013
Total liabilities and stockholders’ equity	$2,174,681	$1,627,652

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2012	2011	2012	2011

Revenues:
Oil and natural gas sales	$143,760	$131,527	$432,320	$368,059
Natural gas transportation and treating	940	933	3,352	3,239
Total revenues	144,700	132,460	435,672	371,298
Costs and expenses:
Lease operating expenses	16,565	11,146	47,209	29,258
Production and ad valorem taxes	12,092	8,331	28,329	23,330
General and administrative	11,454	14,253	38,560	33,147
Stock-based compensation	2,767	4,211	7,602	5,087
Depreciation, depletion and amortization	63,925	39,059	176,145	114,976
Other	868	857	3,886	3,264
Total costs and expenses	107,671	77,857	301,731	209,062
Operating income	37,029	54,603	133,941	162,236
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	(24,070)	52,436	5,067	42,851
Interest rate derivatives, net	(86)	(223)	(409)	(1,317)
Interest expense	(24,423)	(12,810)	(60,781)	(35,062)
Interest and other income	13	31	44	89
Write-off of deferred loan costs	—	(2,949)	—	(6,195)
Loss on disposal of assets	(1)	—	(9)	(35)
Non-operating income (expense), net	(48,567)	36,485	(56,088)	331
Income (loss) before income taxes	(11,538)	91,088	77,853	162,567
Income tax benefit (expense):
Deferred income tax benefit (expense)	4,154	(32,842)	(28,027)	(58,579)
Net income (loss)	$(7,384)	$58,246	$49,826	$103,988

Net income (loss) per common share:
Basic	$(0.06)		$0.39
Diluted	$(0.06)		$0.39
Weighted average common shares outstanding:
Basic	127,001		126,909
Diluted	127,001		128,148

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2012	2011	2012	2011

Cash flows from operating activities:
Net income (loss)	$(7,384)	$58,246	$49,826	$103,988
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax (benefit) expense	(4,154)	32,842	28,027	58,579
Depreciation, depletion and amortization	63,925	39,059	176,145	114,976
Impairment expense	—	—	—	243
Non-cash stock-based compensation	2,767	4,211	7,602	5,087
Accretion of asset retirement obligations	315	152	871	456
Unrealized (gain) loss on derivative financial instruments, net	31,150	(51,239)	14,221	(44,047)
Premiums paid for derivative financial instruments	(1,595)	(22)	(4,522)	(534)
Amortization of premiums paid for derivative financial instruments	176	113	495	329
Amortization of deferred loan costs	1,265	906	3,533	2,815
Write-off of deferred loan costs	—	2,949	—	6,195
Amortization of October 2011 Notes premium	(51)	—	(150)	—
Amortization of other assets	5	6	15	15
Loss on disposal of assets	1	—	9	35
Cash flow from operations before changes in working capital	86,420	87,223	276,072	248,137
Changes in working capital	(2,753)	(15,608)	7,385	(14,464)
Net cash provided by operating activities	83,667	71,615	283,457	233,673
Cash flows from investing activities:
Acquisitions of oil and gas properties	(20,496)	—	(20,496)	—
Capital expenditures:
Oil and natural gas properties	(225,296)	(155,398)	(699,142)	(503,921)
Pipeline and gas gathering assets	(4,062)	(3,373)	(11,093)	(9,717)
Other fixed assets	(1,181)	(1,045)	(6,169)	(5,647)
Proceeds from other fixed asset disposals	—	1	34	21
Net cash used in investing activities	(251,035)	(159,815)	(736,866)	(519,264)
Cash flows from financing activities:
Broad Oak transaction	—	(81,963)	—	(81,963)
Borrowings on revolving credit facilities	50,000	450,000	245,000	630,100
Payments on revolving credit facilities	—	(265,400)	(280,000)	(496,700)
Payments on term loan	—	—	—	(100,000)
Issuance of 2019 Notes	—	—	—	350,000
Issuance of 2022 Notes	—	—	500,000	—
Payments for loan costs	—	(8,240)	(10,476)	(18,832)
Net cash provided by financing activities	50,000	94,397	454,524	282,605
Net increase (decrease) in cash and cash equivalents	(117,368)	6,197	1,115	(2,986)
Cash and cash equivalents, beginning of period	146,485	22,052	28,002	31,235
Cash and cash equivalents, end of period	$29,117	$28,249	$29,117	$28,249

Laredo Petroleum Holdings, Inc.

Selected Operating Data

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Production data:
Oil and condensate (MBbl)	1,194	902	3,425	2,419
Natural gas (MMcf)	9,859	8,038	28,893	22,904
Oil equivalents (MBoe) (1)(2)	2,837	2,242	8,240	6,236
Average daily production (Boe/d)(2)	30,835	24,363	30,075	22,842
% Oil and condensate	42%	40%	42%	39%

Average sales prices:
Oil and condensate, realized (3) ($/Bbl)	$86.41	$85.99	$89.54	$91.37
Natural gas, realized (3) ($/Mcf)	$4.12	$6.71	$4.35	$6.42
Oil equivalents, realized ($/Boe)(3)	$50.68	$58.66	$52.47	$59.02

Oil and condensate, hedged (4) ($/Bbl)	$86.58	$86.26	$88.94	$88.79
Natural gas, hedged (4) ($/Mcf)	$4.82	$6.95	$5.14	$6.75
Oil equivalents, hedged ($/Boe)(4)	$53.18	$59.63	$54.99	$59.23

Average costs per Boe:
Lease operating expenses	$5.84	$4.97	$5.73	$4.69
Production and ad valorem taxes	4.26	3.72	3.44	3.74
General and administrative (5)	5.01	8.24	5.60	6.13
DD&A	22.53	17.42	21.38	18.44
Total	$37.64	$34.35	$36.15	$33.00

(1)         MBbl equivalents (“MBoe”) are calculated using a conversion rate of six MMcf per one MBbl.

(2)         The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)         Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)         Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)         General and administrative includes non-cash stock-based compensation of $2.8 million and $4.2 million for the three months ended September 30, 2012 and 2011, respectively, and $7.6 million and $5.1 million for the nine months ended September 30, 2012 and 2011, respectively. Excluding stock-based compensation from the above metric results in general and administrative per BOE of $4.04 and $6.36 for the three months ended September 30, 2012 and 2011, respectively, and $4.68 and $5.32 for the nine months ended September 30, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.

Costs incurred

(Unaudited)

Costs incurred in the acquisition and development of oil and natural gas assets are presented below:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2012	2011	2012	2011
Property acquisition costs:
Proved	$16,925	$—	$16,925	$—
Unproved	3,693	—	3,693	—
Exploration	13,911	18,809	65,597	40,677
Development costs(1)	215,227	153,531	642,826	465,921
Total costs incurred	$249,756	$172,340	$729,041	$506,598

(1)         The costs incurred for oil and natural gas development activities include $1.1 million and $0.2 million in asset retirement obligations for the three months ended September 30, 2012 and 2011, respectively, and $3.4 million and $0.7 million for the nine months ended September 30, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized loss on interest rate derivatives, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating activities, used in investing activities and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•                  is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•                  is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2012	2011	2012	2011

Net income (loss)	$(7,384)	$58,246	$49,826	$103,988
Plus:
Interest expense	24,423	12,810	60,781	35,062
Depreciation, depletion and amortization	63,925	39,059	176,145	114,976
Impairment of long-lived assets	—	—	—	243
Write-off of deferred loan costs	—	2,949	—	6,195
Loss on disposal of assets	1	—	9	35
Unrealized (gains) losses on derivative financial instruments	31,150	(51,239)	14,221	(44,047)
Realized loss on interest rate derivatives	84	1,176	2,022	3,732
Non-cash stock-based compensation	2,767	4,211	7,602	5,087
Income tax (benefit) expense	(4,154)	32,842	28,027	58,579
Adjusted EBITDA	$110,812	$100,054	$338,633	$283,850

Adjusted Net Income

Adjusted net income is a performance measure used by our management to evaluate performance, prior to unrealized (gains) losses on derivatives, impairment of long-lived assets and (gains) losses on disposal of assets.

The following presents a reconciliation of net income (loss) to adjusted net income:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except for per share data)	2012	2011	2012	2011

Net income (loss)	$(7,384)	$58,246	$49,826	$103,988
Plus:
Unrealized (gains) losses on derivative financial instruments	31,150	(51,239)	14,221	(44,047)
Impairment of long-lived assets	—	—	—	243
Loss on disposal of assets	1	—	9	35
	23,767	7,007	64,056	60,219
Income tax adjustment	(11,214)	18,446	(5,123)	15,757
Adjusted net income	$12,553	$25,453	$58,933	$75,976

Net income (loss) per share - diluted	$(0.06)		$0.39
Plus:
Unrealized losses on derivative financial instruments	0.25		0.11
Impairment of long-lived assets	—		—
Loss on disposal of assets	—		—
	0.19		0.50
Income tax adjustment	(0.09)		(0.04)
Adjusted net income per share - diluted	$0.10		$0.46